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                                                                     Exhibit 4.4

                                SAP AMERICA, INC.
                       401(k) PROFIT SHARING PLAN & TRUST
                                 AMENDMENT 97-1

      Pursuant to Section 13.01 of the SAP America, Inc. Profit Sharing Plan & Trust (the "Plan"), the Plan is amended and restated as set forth in the form attached hereto, which is further amended, effective January 1, 1997, as follows:

      1. Article 1.1 is amended by adding the following sentence immediately after the last sentence currently appearing therein:

      "This Plan is intended to qualify as a profit sharing plan under Section 401(a) of the Internal Revenue Code (the "Code") and includes an Employee salary reduction feature intended to comply with the requirements of
      Section 401(k) of the Code, an employer matching feature intended to comply with Section 401(m) of the Code, and a discretionary Employer contribution feature intended to comply with Section 401(a) of the Code."

      2. Article 2.6(a) is amended by adding the following language immediately after the second occurrence of the term "Plan Year" currently appearing therein:

      "excluding: (i) amounts contributed by the Employer to the Plan, (ii) nontaxable and taxable fringe benefits, (iii) workers' compensation and unemployment benefits, and (iv) for purposes of determining Employer Profit Sharing Contributions pursuant to Article 4.11, amounts in excess of $100,000. Compensation shall be further"

      3. Article 2.7 is amended in its entirety to provide as follows:

      "Disability" means a physical or mental condition of a Participant resulting from bodily injury, disease or mental disorder which renders him incapable of continuing his usual and customary employment with the Employer. The Disability of a Participant shall be determined by a licensed physician selected by the Committee. The determination of a Disability shall be applied uniformly to all Participants."

      4. Article 2.10 is amended in its entirety to provide as follows:

      "Employee" means any individual who is employed by the Employer or by any other employer required to be aggregated with the Employer under Section 414(b), (c), (m) or (o) of the Code, and shall include any leased employee as described in Article 15.2 who is deemed to be an employee of the Employer or of any employer required to be aggregated with the Employer as provided under Section 414(n) or (o) of the Code."

      5. Article 2.44 shall be added to the Plan to provide as follows:

      ""Employer Profit Sharing Contribution" means a discretionary contribution to the Plan made by the Employer on behalf of a


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      Participant in accordance with Article 4.11."

      6. Article 2.45 shall be added to the Plan to provide as follows:

      ""Employer Profit Sharing Contribution Account" means the separate account established in the name of a Participant pursuant to Article 4.11 to record the Employer Profit Sharing Contributions by the Employer and the earnings, losses and expenses allocated thereto."

      7. Article 4.11 shall be added to the Plan to provide as follows:

      "4.11 Employer Profit Sharing Contributions

            (a) The Committee shall, at its discretion, credit to each eligible Participant's Employer Profit Sharing Contribution Account, a contribution in an amount which is in the same proportion that each Participant's Compensation for the Plan Year bears to the total Compensation of all such Participants for the Plan Year."

      B. Article 6.4 shall be amended in its entirety to provide as follows:

      "Forfeitures arising from Employer Profit Sharing Contributions and/or Employer Matching Contributions shall be reallocated in the same manner as Employer Profit Sharing Contributions are allocated pursuant to Article 4.11, with the exception that the determination and allocation of forfeitures arising from Employer Matching Contributions shall be limited to Participants eligible for Employer Matching Contributions for the Plan Year."

      9. Article 8.3(b)(ii) shall be amended in its entirety to provide as follows:

      "(ii) if so designated by the Employer in the Adoption Agreement, the vested value of the Participant's Account shall be distributed in cash payments in monthly, quarterly, semiannual or annual installments of substantially equal amounts over a period of years certain. If a distribution to a Participant is made in installments pursuant to this Article, the undistributed balance of such Participant's Account shall be held in the Trust until the last installment is paid and the assets of the Account shall continue to be subject to the Participant's investment direction. In the event of the death of the Participant prior to his entire Account being distributed, any amount of his Account not previously distributed shall be distributed to his Beneficiary over the remaining installments."

      10. Article 8.3(b)(iii) shall be added to the Plan to provide as follows:

      "(iii) if so designated by the Employer in the Adoption


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      Agreement, the vested value of the Participant's Account shall be used to purchase an annuity from an insurance company payable over the life of the Participant."

      11. Article 8.3(b)(iv) shall be added to the Plan to provide as follows:

      "(iv) if so designated by the Employer in the Adoption Agreement, the vested value of the Participant's Account shall be used to purchase an annuity from an insurance company over the life of the Participant with the provision that one hundred percent (100%) , seventy-five percent (75%) or fifty percent (50%) of such annuity amount, according to his election, shall be continued to and during the life of his Beneficiary, if such Beneficiary is living at the time of death of the retired Participant."

      12. Article 8.3(b)(v) shall be added to the Plan to provide as follows:

      "(v) if so designated by the Employer in the Adoption Agreement, the vested value of the Participant's Account shall be used to purchase an annuity from an insurance company payable over the life of the Participant, but guaranteed for a period of five (5) years, ten (10) years, or if greater, a period of years not extending beyond the life of the Participant and the Beneficiary."

      WHEREFORE, I have executed the foregoing amendment this 31st day of December, 1996.


                                           By:     /s/ Kevin McKay
                                                 -------------------------------

                                           Name:       Kevin McKay
                                                 -------------------------------

                                           Title:      CFO, COO
                                                 -------------------------------


Witness: /s/ James [ILLEGIBLE]
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